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                              AMENDED AND RESTATED
                         MOTOR CRASH ESTIMATING GUIDES
                           DATABASE LICENSE AGREEMENT

     This Amended and Restated Motor Crash Estimating Guides Database License Agreement, entered into as of January 1, 2002 (the "Agreement"), amends and restates, in its entirety, the Agreement dated as of the 1st day of April, 1998, between Motor Information Systems, a unit of Hearst Business Publishing, Inc., a Delaware corporation, with offices at 5600 Crooks Road, Suite 200, Troy, Michigan 48098 (hereinafter "LICENSOR"), and CCC Information Services Inc. ("CCCIS"), a Delaware corporation, with offices at World Trade Center Chicago, 444 Merchandise Mart, Chicago, IL 60654-1005 and CCC Information Services Group Inc., formerly Info Vest Corporation, formerly known as Financial Protection Services, Inc. ("CCCISG"), a Delaware corporation with offices at World Trade Center Chicago, 444 Merchandise Mart, Chicago, IL 60654-1005 (CCCIS and CCCISG hereinafter jointly and severally "LICENSEE").

     WHEREAS, Licensor, as the successor to Motor Publications and Motor Books, has title to, and ownership of printed Motor Crash Estimating Guides for the United States market (the "Periodicals") and electronic database versions which contain the data and illustrations set forth in the Periodicals, together with additional United States market data fields, layouts and illustrations described in Schedule A, attached hereto, as amended from time to time (the "Database"), exclusive of any datum which is not the subject of a copyright or other ownership right in favor of Licensor as more specifically set forth in Schedule A, and

     WHEREAS, Licensor and Licensee now desire to amend and restate the Database License Agreement made as of the 1st day of April, 1998 in order to grant Licensee an exclusive License to use the Database within the United States, Canada, Puerto Rico and the geographical area generally known as the Caribbean (collectively the "Territory") and a non-exclusive license to use the Database within Mexico, Central America and South America (collectively the "New Territory"), and to sublicense the Database to certain duly licensed value added marketers ("VARS") located in the Territory or New Territory and through such VARS, or directly, to duly licensed automotive industry and/or insurance industry (which includes independent appraisers) businesses (such users of the Database are referred to as the "End-Users") located in the Territory or New Territory to enable them to access the Database information on a computer or work station with Licensee's collision estimating software programs or any derivative works, or other application software programs (collectively the "Software") used to electronically estimate collision costs as part of Licensee's EZEST and Pathways (or successor names) systems and derivative works comprised of the Software and the Database (the "Systems").

     NOW, THEREFORE, in consideration of the foregoing premises and the terms and conditions hereinafter set forth, the parties hereby agree as follows:

     1. (a) Licensor hereby grants Licensee an exclusive license, subject to the rights of Licensor's VARS existing as of April 1, 1998, in accordance with
Section 11, to use the Database described in Schedule A, within the Territory, provided that the license within Canada will become non-exclusive if, within eighteen months from the execution of this Agreement, Licensee does not commence the sale in Canada of a collision estimating system using Licensor's database. Licensor also grants Licensee a non-exclusive license to use the Database described in Schedule A within the New Territory in accordance with the terms of this Agreement. Licensor agrees to provide Licensee with the Database and to perform the services in accordance with Schedule A. Licensor will continue to provide Canadian market coverage comparable to that presently provided without additional charge during the eighteen

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month period of exclusivity. If Licensee thereafter wishes to maintain exclusivity to use the Database in Canada and receive Canadian data, Licensee agrees to pay Licensor the greater of the End-User Licensee Fees in accordance with Schedule B for Canadian End-Users, or a minimum of One Hundred Thousand Dollars ($100,000) per annum, with the minimum commencing with the second anniversary date of execution of this Agreement, payable on the third anniversary date of execution of this Agreement, with an annual escalation of such minimum by a percentage equal to the percentage increase in the most recent Consumer Price Index, All Urban Consumers ("CPI-U"), U.S. City Average, All Items, 1982-84=100, U.S. Department of Labor, publicly available each January as compared with such Index publicly available in the previous January, commencing with the third anniversary date of execution of this Agreement and each anniversary date thereafter.

        (b) Unless a Licensee subsidiary or affiliate is a party to this Agreement and has executed a counterpart hereof, it shall not be entitled to use the Database and none of the rights and benefits of Licensee shall extend to such subsidiary or affiliate. An "affiliate" shall be any entity directly or indirectly in control of, controlled by, or under common control with a Licensee party. The term "control" (including the terms "controlling", "in control of", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

     2. Licensee acknowledges that the Database is confidential, proprietary material owned and copyrighted by Licensor. Licensee agrees that the Licensor shall retain exclusive ownership of the Database, new editions, updates, new releases and all modifications and enhancements, versions, and derivative works thereof, all of which will be deemed included in the term "Database", and such ownership rights of Licensor shall include all literary property rights, copyrights, trademarks, trade secrets, trade names or service marks, including goodwill relating thereto. Licensor will treat as confidential and shall not use, except in the performance of its obligations to Licensee hereunder, any proprietary methodology, processes or other proprietary information belonging to or contributed by Licensee. CCC's proprietary information as it exists as of the date of execution of this Agreement consists of the data structure specifications of the thirteen (13) files identified in Schedule A-2, but excluding any data in such files. In the future, Licensee will identify by written notice to Licensor any additional information it believes is proprietary to Licensee.

     3. The Database is intended for use solely by Licensee for (i) marketing, demonstration, sub-licensing and distribution of authorized copies on any media now in existence or hereafter developed to duly licensed End-Users for use with the Software as part of the Systems to electronically estimate collision costs and (ii) performing on behalf of End-Users collision estimating services utilizing the Database with the Software as part of the Systems, in which event Licensee shall be subject to the obligations of an End-User. In the event that the Software and the Systems permit an End-User to manually or automatically override the Database, Licensee's Software and the Systems will mark all estimates and invoices with an asterisk to denote any elements of the estimate or invoice which are not exactly as in the Database information provided by Licensor. Except as expressly permitted in this Agreement, Licensee agrees not to copy, modify, sublicense, assign, transfer or resell the Database, in whole or in part. Licensee further agrees not to establish or act as a service bureau for insurance companies or others whereby Licensee utilizes the Database to directly or indirectly prepare estimates, supplements to estimates and/or invoices for and on behalf of insurance companies or others unless Licensee itself has executed an End-User Agreement. Licensee agrees to use its best efforts to restrict access to the Database to duly licensed End-Users and designated employees and to use its best efforts to prevent violation of these restrictions by agents, employees, and others, taking such steps and security precautions as may reasonably be necessary to ensure compliance herewith. In the event that Licensee discovers any breach by an End-User of any of the restrictions on use of the Database, Licensee shall take

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immediate steps to remedy such breach and if such breach cannot be remedied to terminate such End-User's license. Licensee agrees to encrypt, compile or otherwise secure each End-User file to prevent the use of the file after a given date as appropriate under the terms of the End-User license. Licensee further agrees to use reasonable efforts to monitor compliance by End-Users and VARS with the restrictions on the use of the Database and cooperate with Licensor and take necessary and appropriate legal action in asserting any and all claims against an End-User or VAR for the unauthorized use of the Database, it being understood that Licensor will pay the costs of such legal action except if the End-User or VAR has also infringed the Software, in which event the costs associated with the protection of the Software shall be borne by Licensee and if no allocation is made, the parties' costs will be shared.

     4. Licensee agrees to submit to the Licensor, for approval in advance, all advertising copy and promotional material regarding the Database, and to identify the Licensor as the copyright owner and trademark registrant in such copy and material and the computer screen where appropriate to give notice to End-Users, and to label all copies of advertising, promotional material and Database distributed to End-Users and VARS, and on printed estimates from the Systems accordingly. Any objection of the Licensor to the Licensee's advertising or promotional material must be reasonable and must be made in writing within ten (10) days from the date that such material is submitted by the Licensee to the Licensor for review. If such approval is not received within such ten (10) day period, Licensor shall be deemed to have approved any such advertising or promotional material. Licensee shall be accorded the same right of pre-approval of Licensor's advertising or promotional material regarding the Software as Licensor has with respect to Licensee's advertising regarding the Database.

     5. Licensee shall require that all End-Users sign agreements substantially in the form of the Software and Database License Agreements (body shop/insurance industry - with or without equipment) (each the "End-User Agreement") or, if appropriate, a Licensor approved form of Database trial agreement ("Evaluation Agreement"), attached hereto as Exhibits I (a-e), prior to End-Users receiving copies of the Database or Licensee performing Section 3 (ii) services for End-Users. Licensee shall be free to establish End-User Agreement fees, however, Licensee shall obtain the prior written consent of the Licensor to any other proposed change in terms and conditions of End-User Agreements pertaining to the Database, which is inconsistent with this Agreement or affects Licensor's proprietary rights, restrictions on use of the Database or Licensor's interests therein, and any alternative form of End-User Agreement or Evaluation Agreement to be offered to End-Users containing other provisions regarding the Database, which is inconsistent with this Agreement or affects Licensor's proprietary rights, restrictions on use of the Database or Licensor's interests therein, shall be approved in advance by Licensor, which shall not be unreasonably withheld or delayed. Within ninety (90) days following the end of the month during which End-User Agreements including the VAR End-User Agreements, and each End-User for whom Licensee performs collision estimating services, and VAR Agreements are executed and/or renewed, Licensee shall provide Licensor with a written report listing the name and address and expiration date for each such Agreement. Licensee shall be responsible for reproducing and/or distributing to duly licensed End-Users copies of the Database in machine readable form and for replacing defective or damaged copies. Licensee shall maintain records of all transactions involving use of the Database with Licensee End-Users, including End-Users for whom Licensee performs services, VARS, and VAR End-Users, and shall provide Licensor with access to such records for review, and to verify Licensee's, End-Users' and VARS' compliance with this Agreement once each quarter during normal business hours upon ten (10) days prior written notice. Licensee will not be obligated to reimburse Licensor's reasonable costs in conducting any such audit unless Licensor discovers that any fees payable hereunder were underpaid by five percent (5%) or more with respect to the period which is the subject of such audit. All information produced by Licensee for such audit shall be held in strict confidence by Licensor and shall be used for no other purpose. Licensor's outside auditors shall be required to sign the form of confidentiality agreement attached hereto as Exhibit A. Licensor shall be liable for any breach of this confidentiality obligation by its employees, agents or representatives.

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     6. In consideration for this Agreement and the grant of the license to use the Database and for the services to be performed by Licensor, Licensee agrees to pay Licensor, during the term of this Agreement, the applicable license fees, and other applicable fees and charges provided for in and payable in the manner and on the dates set forth in Schedule B attached hereto. Licensee also agrees to pay any and all applicable taxes which may now or hereafter be assessed upon the rental, license, possession and/or use of the Database by Licensee, excluding taxes based on Licensor's income.

     7. In addition to the right to grant sublicenses to End-Users directly, Licensor grants Licensee a limited right to sublicense the Database to VARS that desire to sublicense the Database and the Software as a System to End-Users, provided the VARS and their End-Users are bound by the terms and conditions and restrictions on use set forth in this Agreement. Accordingly Licensee shall require that all such VARS sign an agreement substantially in form of the Distribution Agreement, attached as Exhibit II, (the "VAR Agreement") and Licensee shall further require that such VARS enter into End-User agreements in substantially the same form as the End-User Agreement or, if appropriate, a Licensor approved form of Evaluation Agreement prior to VARS' End-Users receiving copies of the Database, provided that any change to such forms of agreement, which is inconsistent with this Agreement or affects Licensor's proprietary rights, restriction on use of the Database or Licensor's interest therein shall be approved in advance by Licensor, which approval shall not be unreasonably withheld or delayed. All references throughout this Agreement to End-Users shall include VARS' End-Users and all references to obligations and covenants of Licensee with respect to the Database shall be equally applicable to VARS.

     8. The term of this Agreement shall commence as of January 1, 2002 and will expire on June 30, 2021 (the period from July 1, 2018 through June 30, 2021, is hereinafter referred to as the "Extension Period"). The term of this Agreement and license shall be automatically renewed thereafter for two (2) successive renewal periods of five (5) years (sixty months) each, unless either party gives written notice to the other party of its termination of the Agreement at least two (2) years (twenty-four months) prior to the expiration of the initial term or renewal period, as the case may be. Within thirty (30) days following termination of this License Agreement, Licensee shall return, postage prepaid, or shall destroy, all copies of the tapes or other media containing the Database, in whole or in part, and shall expunge the Database and all machine-readable material, data or information relating thereto from its data storage facilities, personal computers, central processing units, disks and other media. Licensee shall not retain any Database machine-readable material, data or information and shall cease all use of the Database. Continued use of the Database or any information contained therein or supplied under this Agreement after termination or expiration of this Agreement is expressly prohibited. Notwithstanding the stated term of this Agreement, this Agreement and license may be terminated (a) by Licensee without cause at any time, upon thirty (30) days written notice to Licensor, provided Licensee pays Licensor the liquidated damages required in accordance with Rider A to Schedule B, attached hereto, (b) by Licensor upon the failure of the Licensee to make payment of license fees, royalties and other charges due hereunder, in accordance with Schedule B, or (c) by either party (i) upon the failure of the other party to comply with the material terms and conditions of this Agreement, or to perform any of its material obligations hereunder for a period of thirty (30) days after notice thereof (sixty (60) days as to Licensor's failure to cure a performance requirement under Schedule A as provided for in Section 10), in which event the provisions of Section 10 or Rider A to Schedule B, as applicable, shall apply, unless such failure or nonperformance is capable of being cured within a reasonable period and commencement of the cure has commenced prior to the expiration of such period, (ii) upon the bankruptcy or insolvency of the other party, however evidenced, resulting in an inability or failure to perform hereunder or inability or failure to perform any other material obligation or agreement, which failure shall continue for a period of sixty (60) days, or
(iii) two (2) years (twenty-four months) following notice to the other party of its intention to discontinue or abandon, as distinguished from a sale of, publication of the Database (but not as to discontinuing publication of the Periodicals), as to Licensor, or marketing and distributing the Software or other similar collision estimating software system and performing collision estimating services, as to

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Licensee. In the event of such "abandonment" or "discontinuance" by either
Licensor or Licensee, the parties shall negotiate in good faith to reach mutually agreeable terms for the abandoning or discontinuing party to sell, transfer and assign to the other party the business and assets being abandoned or discontinued in order for the other party to continue its business and carry out the purposes of this Agreement. In the event that Licensee gives notice of termination under subparagraph (c) of this paragraph 8, and it is later determined that Licensee did not have grounds for termination under that subparagraph, the termination will be treated as a termination by Licensee without cause under subparagraph (a) of this paragraph 8 and the payment due Licensor pursuant to paragraph 8(a) shall be calculated as of the date of Licensee's notice of termination and shall bear interest from the date of such notice until the date of payment at a rate of 7% per annum. The prevailing party in any action under this Section shall be entitled to costs and counsel fees incurred in connection therewith. The above rights of termination are in addition to such other rights as the parties may have hereunder or as otherwise provided by law. All End-User Agreements and VAR Agreements and their agreements with End-Users, and collision estimating service agreements between Licensee and End-Users shall terminate on or before termination of this Agreement.

     9. (a) Licensor warrants its ownership rights in and to the Database and agrees to defend, indemnify and hold Licensee harmless from, or settle at its option any action against Licensee, or End-Users arising from a claim that Licensee's, or an End-User's use of the Database under this Agreement or the End-User Agreement infringes any copyright, patent, trademark or other rights of any third party, except with respect to Database elements for which Licensor has no copyright or ownership right and acquired no rights as specified in Schedule
A. Licensor further warrants that it will affirmatively take all steps reasonable and necessary to protect the Database in order to preserve its ownership rights and copyrights in and to the Database. LICENSOR MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE ACCURACY OF THE DATABASE, THE MERCHANTABILITY AND FITNESS OF THE DATABASE FOR A PARTICULAR PURPOSE, NOR THE COMPATIBILITY OF THE DATABASE WITH LICENSEE'S, VARS' OR END-USERS' COMPUTER HARDWARE AND/OR SOFTWARE SYSTEMS.

        (b) (i) Licensee agree to defend, indemnify and hold Licensor harmless from, or settle at its option, any action against Licensor arising from a claim that the Software and Systems infringes any copyright, patent, trademark or other right of any third party, except that this indemnity obligation does not arise for any such claim based solely on, Licensee's, or End-User's use of the Database.

            (ii) Licensee agrees to defend, indemnify and hold harmless, or settle at its option, Licensor, its parent, subsidiaries, affiliates, successors, assigns, directors, officers, employees, agents, and representatives ("Indemnitees") against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by Indemnitees in connection with any threatened or actual action, suit, or proceeding whether civil, criminal, administrative or investigate arising out of or based on Licensor issuing the Notice of non-renewal to its VARS and the assignment of the VAR Database License Agreements to Licensee in accordance with Section II (b), or any subsequent conduct by Licensee with respect to its dealings with the VARS. Licensor agrees to defend, indemnify and hold harmless, or settle at its option, Licensee and its Indemnities in the same manner and to the same extent as Licensee agrees to indemnify Licensor with respect to any subsequent conduct by Licensor with respect to its dealings with the VARS.

     10. Neither party shall be liable to the other party for any indirect, special or consequential damages of any kind, including, without limitation, damages for loss of goodwill, work stoppage, computer failure or malfunction resulting from or caused by a breach of this Agreement. Damages in such event shall be limited to the actual and direct damages attributable to the breach, except that the

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foregoing limitations on damages available to the parties shall apply respectively only to such defaults, breaches and other violations of this Agreement referenced in and that give rise to a claim by Licensor pursuant to Rider A to Schedule B or a claim by Licensee pursuant to this Section 10(i) or
(ii) for liquidated damages and such claim has been satisfied in accordance with Rider A or this Section 10(i) or (ii), respectively. With respect to Licensee,
(i) in the event Licensor materially fails to meet the performance requirements set forth in Schedule A, except with respect to Mechanical Labor Overlap and Relational Database Support, and fails to cure such failure within sixty (60) days following written notice from Licensee setting forth in detail such failure, Licensee shall be entitled, in lieu of any other remedy other than specific performance, to receive as liquidated damages for such failure Ten Thousand Dollars ($10,000) for each business day such failure continues in effect, or (ii) in the event Licensor willfully fails and refuses to perform a substantial and material portion of any performance requirements set forth in Schedule A, except with respect to Mechanical Labor Overlap and Relational Database Support, and fails to cure such failure and refusal within sixty (60) days following written notice from Licensee setting forth in detail such failure and refusal, Licensee shall be entitled, in lieu of any other remedy, other than specific performance, to receive as liquidated damages for such failure and refusal Twenty Thousand Dollars ($20,000) for each business day such failure and refusal continues in effect. In the event of Licensor's material failure to meet the performance requirements set forth in Schedule A with respect to the Mechanical Labor Overlap and Relational Database Support, and failure to cure such failure within sixty (60) days following written notice from Licensee setting forth in detail such failure, Licensee shall be entitled, as its sole remedy in lieu of any other remedy including termination of this Agreement pursuant to Section 8(c)(i), other than specific performance, to an abatement of the pro rata portion of the Step-up Fees for such period of time until Licensor cures such failure. Promptly following execution of this Agreement, the parties shall select a mutually acceptable escrow agent and negotiate and enter into an escrow agreement on terms mutually agreed upon, pursuant to which Licensor shall deposit with the escrow agent, on a monthly basis, the Database management tools Licensor uses to maintain the Database (the "Tools"). In the event Licensor has failed to substantially cure such Section 10 (ii) failure and refusal within the sixty (60) day cure period, the escrow agent in accordance with the terms of the escrow agreement will release and provide the Tools to Licensee. Licensee acknowledges and agrees that such Tools are highly confidential and proprietary information and material owned by Licensor and that they shall be held in strictest confidence by Licensee and not be copied or disclosed to or used by any person other than Licensee and, on a need to know basis, its employees and independent contractors engaged by Licensee to perform services on the premises of Licensee, provided such independent contractors execute a form of confidentiality agreement acceptable to Licensor, it being agreed that Licensee shall be liable for the independent contractor's wrongful acts and breaches of this Agreement and the confidentiality agreement. Licensee and its employees and independent contractors shall be permitted to use the Tools internally solely to maintain the Database and not for any other purpose. All modifications and enhancements to the Tools made by Licensee or its independent contractors shall be the property of Licensor and shall be deemed included in the defined term Tools and Licensee shall promptly deliver copies of such enhancements and modifications to Licensor and the escrow agent. No license or other rights to the Tools are or will be granted to Licensee in such event; Licensee shall be deemed a bailee holding the Tools in trust for the benefit of Licensor. Licensor shall provide Licensee and the escrow agent with written notice (the "Notice") when Licensor has substantially cured the failure and refusal cited in Licensee's written notice under this Section 10(ii). The Tools (including any and all copies) shall be redelivered by Licensee to the escrow agent within sixty (60) days following Licensee's receipt of Licensor's Notice and Licensee shall also immediately purge all Tools from all storage devices and media and cease all use of the Tools, unless the Licensee has submitted the issue of the adequacy of Licensor's cure to arbitration hereunder. Upon issuing such Notice, Licensor shall resume performance under the terms of this Agreement, subject to a reasonably delay which may result due to alteration of the Tools by Licensee or its independent contractors if use of such altered Tools is required by Licensee. The liquidated damages payable by Licensor to Licensee under this
Section 10(ii) shall continue to be payable until the date of Licensor's Notice. Licensee shall continue to pay Licensor the license fees payable in

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accordance with Schedule B during the period Licensee is in possession of the
Tools and thereafter following the return of the Tools to the escrow agent. In the event of any dispute between Licensor and Licensee regarding this
Section 10(ii) or the escrow agreement, the parties agree to promptly submit the matter to binding arbitration. Such arbitration shall be conducted under the commercial rules of the American Arbitration Association by a single arbitrator appointed by the American Arbitration Association. Insofar as possible, such arbitrator shall be, at the time of his selection, a retired judge or a partner of a national or regional law firm not regularly employed by Licensor or any Licensee, and such arbitrator shall be required to have substantial experience in the field of computer software technology and licensing. The decision of the arbitrator shall be final, non-appealable and binding on Licensor, Licensee, and the escrow agent and may be entered and enforced in any court of competent jurisdiction by any such party. The prevailing party in the arbitration proceedings shall be awarded reasonable attorney's fees, expert witness costs and expenses, and all other costs and expenses incurred directly or indirectly in connection with the proceedings (including those of the escrow agent), unless the arbitrator for good cause determines otherwise. Nothing in this Section 10 shall be construed as limiting the indemnity obligations of the parties set forth in Section 9.

     11. (a) With respect to the Territory, in consideration for the Licensee's covenant of exclusivity and non-compete agreement, Licensor agrees that during the term of this Agreement, except as to the current Database License Agreements with VARS it will not (i) enter into new Database license agreements with any other entity, including but not limited to other VARS in the Territory for collision estimating purposes as distinguished from mechanical estimating purposes utilizing the Motor Parts and Time Guide, or (ii) develop or acquire (other than the acquisition of Comp-Est, Inc., pursuant to the Option and Acquisition Agreement dated as of February 6, 1998, provided, however, that Comp-Est, Inc. shall not be granted the right to use the Automated Guide to Estimating or the right to distribute the Database to insurance industry End-Users) its own estimating software product to compete with the Software within the Territory. During the term of this Agreement, in the Territory, Licensee agrees that the Software and Systems and all derivative works and systems using the Software will be distributed to End-Users and used by Licensee solely and exclusively with the Database, the Software and Systems will not be used or licensed for use with any other crash/collision estimating database, and no other crash/collision estimating database will be used, licensed or distributed for use with the Software and Systems by Licensee, directly or indirectly, to any other entity, including but not limited to VARS or End-Users, except as expressly permitted in this Agreement. This covenant to market and distribute the Database exclusively with the Software is unconditional. Licensee agrees that the Software will not be licensed, sold, transferred or assigned to or used by any subsidiary or affiliate of Licensee which is not a Licensee signatory to this Agreement. As an additional inducement for the Licensor to enter into this Agreement, the Licensee represents and agrees that now and during the term of this Agreement, neither it nor its subsidiaries, shall, directly or indirectly, for itself, or as agent of, or on behalf of, or in conjunction with, any person, firm or corporation, or as partner of any partnership or joint venture, or, as shareholder of any corporation, own (except for investment purposes only and not with intent to control), manage, acquire, operate, control or participate in any manner in the development, ownership, license, marketing, distribution, operation or control of, or be associated with, or otherwise connected in any manner with, any database(s) which compete with the Database, except that the Network established for the purpose of transferring estimates or invoices electronically directly or indirectly between or among appraisers, mechanical repair shops, body shops and/or insurance companies may permit the transmission of estimates and invoices. However, the Licensee shall not permit use of the Network to carry a database that competes with the Database or software that competes with the Software for the purpose of enabling users of the Network to prepare estimates, supplements to estimates, or invoices. Notwithstanding any of the foregoing, Licensee may commence efforts to convert to a competitive database, whether developed by Licensee or third parties, following notice of termination of this Agreement, provided that the Software and Systems are not distributed with the competitive database until after the effective date of

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termination of this Agreement. This provision, however, does not prevent
Licensee from distributing beta or test versions of the competitive database prior to the effective date of termination.

         (b) Attached hereto as Exhibit B is a form of Notice which Licensor agree to deliver to its current VARS in the Territory listed in Appendix A to such Exhibit, which the parties expressly agree shall exclude Comp-Est, Inc. Licensee hereby agrees to accept the assignment of each Database License Agreement with each such VAR and to thereupon perform all of Licensor's obligations thereunder; it being agreed that Licensee and Licensor will negotiate in good faith and enter into a fulfillment agreement, pursuant to which Licensor will perform the obligations for and on behalf of Licensee on terms mutually agreed upon by the parties. Licensee further undertakes and agrees to be bound by the indemnity obligation to Licensor set forth in
Section 9(b) of this Agreement. The exclusivity grant to Licensee in the Territory, set forth in Section 1 in this Agreement, is subject to and conditioned upon the effective date of Licensor's Notice to such VARS and Licensee's performance of the obligation to assume and perform (i) the Database License Agreements with such VARS and (ii) the indemnity obligation set forth in
Section 9(b).

     12. (a) Licensor and Licensee agree that the remedy at law for any breach by either of them of this Agreement, including the provisions on exclusivity and non-compete, may be inadequate and that in the event of any alleged breach or threatened breach, Licensor or Licensee, as the case may be, shall, in addition to all other remedies available to it, be entitled to seek injunctive relief therefor and specific performance.

         (b) Neither party shall be liable for failure or delay in performance of its obligations hereunder when such failure or delay is caused by events beyond the reasonable control of such party, including but not limited to acts of God, casualty, labor disputes, failure of equipment despite proper use and regular maintenance, or compliance with governmental authority. Such party shall
(i) use reasonable best efforts to notify the other party in advance, if possible, of conditions which may result in such delay in or failure to perform;
(ii) use its reasonable best efforts to avoid or remove such conditions and
(iii) immediately resume performance when such conditions are removed. Notwithstanding the foregoing, if such Licensor failure or delay in performance continues for a period of sixty (60) days, the escrow provisions (but not the liquidated damages provisions) of Section 10(ii) shall be applicable.

     13. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties. Neither party may assign this Agreement or the performance of its obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld. In the event of a sale of the stock or substantially all of the assets of either party which results in a change in control, the other party shall be entitled to sixty (60) days prior written notice. In the case of such a sale of stock or assets of Licensor by Licensor or its parent, Licensee shall be entitled to require Licensor or its parent to assign and transfer this Agreement to the successor, by giving the Licensor written notice within thirty
(30) days after the date of Licensor's notice. This Database License Agreement shall not be transferred or assigned by operation of law or otherwise to any Licensee entity or affiliate of Licensee or any other party unless all rights, title and interest in and to the Software is owned and operated by the same legal entity as this Agreement is to be transferred or assigned to. In the case of such a proposed sale of stock or assets of Licensee by Licensee or its parent, Licensor shall be entitled to require Licensee or its parent to assign and transfer this Agreement to the successor. Licensor and Licensee further agree that notwithstanding anything to the contrary in this Agreement, in the event of a hostile takeover or acquisition by any means, directly or indirectly, by ADP or Mitchell, or by any of their respective subsidiaries or affiliates, or any of their respective successors, of either Licensor or Licensee or the controlling interest in Licensor or Licensee, or in the event of a hostile takeover or acquisition by any means, directly or indirectly, of ADP or Mitchell or any of their respective successors, or the acquisition by any means of a controlling interest in any such entity, by either Licensor or Licensee, the other party hereto, Licensor or Licensee as the case may be, shall be entitled to require that the surviving entity, and all of its or their subsidiaries and affiliates, or their respective successors, accept an assignment of this Agreement, agreeing to be bound by all of the terms and conditions of this Agreement. In such event, (a) if Licensor is the acquired or acquiring party, this Agreement shall automatically be deemed amended to provide that the Term of this Agreement shall be for a period of three (3) years from the effective date of such acquisition and thereafter shall be automatically renewed from year to year unless terminated at the sole option of Licensee, exercisable upon sixty (60) days notice to Licensor and the acquiring company prior to the commencement of the renewal period, or (b) if Licensee is the acquired or acquiring party, this Agreement and Schedule B shall automatically be deemed amended to provide that (i) the restrictions on Licensee concerning another database in Section 11(a) shall be suspended for a period of five (5) years from the effective date of the acquisition and (ii) the annual license fee payable to Licensor for each year for the balance of the Term of the Agreement by Licensee and the acquiring company, or Licensee and the acquired company as the case may be shall be the greater of (x) the average annual license fees actually paid to Licensor in the two years preceding the acquisition (including any license fees paid thereafter applicable to such two
(2) years preceding as a result of the dispute resolution provisions of paragraph 11 of Schedule B), or (y) the fees due under this Agreement and Schedule B, plus, in either case, the Step-up Fees payable in accordance with Paragraph 14 of Schedule B. At the conclusion of such five (5) year period, the restrictions on Licensee concerning another database in Section 11(a) shall be reinstated, in full force and effect, and binding on Licensee and the acquired or acquiring company as the case may be unless Licensee has terminated this Agreement pursuant to Section 8(a) effective on or before the conclusion of such five (5) year period. In the event Licensee is acquired or is the acquiring party after commencement of the Extension Period, the license fees payable each year for the balance of the term of this Agreement will be the greater of the average annual license fee actually paid to Licensor in the two (2) years preceding such acquisition of or by Licensee or $8,000,000, plus the Step-up Fees, subject to the provisions of Rider A to Schedule B.

     14. The Schedules, Riders, Appendixes, and Exhibits to this Agreement are incorporated herein and constitute an integral part of this Agreement. The respective rights and obligations of the parties under the Agreement which arose prior to the date of execution of this Amended and Restated Agreement shall remain in effect and be governed by the terms and conditions of the Agreement in effect prior to the date of execution of this Amended and Restated Agreement, it being acknowledged and agreed by the parties that the changes to the Agreement made in this Amended and Restated Agreement shall be effective following execution of this Amended and Restated Agreement. This Agreement, together with the Comp-Est Purchase Agreement, is the complete and exclusive statement of the understanding between the parties, with respect to the subject matter, superseding all prior agreements, representations, statements and proposals, oral or written.

     15. All amendments to this Agreement shall be in writing, signed by both parties. Notice hereunder shall be delivered to the following addresses by hand, or by certified mail, return receipt requested:

     Licensor:               Motor Information Systems Division
                             Hearst Business Publishing
                             5600 Crooks Road
                             Suite 200
                             Troy, Michigan  48098
                             Attention:  Mr. Kevin F. Carr
                             President

     With a copy to:         General Counsel
                             The Hearst Corporation
                             959 Eighth Avenue
                             New York, New York 10019

     Licensee:               CCC Information Services Inc.
                                         or
                             CCC Information Services Group, Inc.
                             World Trade Center Chicago
                             444 Merchandise Mart
                             Chicago, IL 60654-1005
                             Attention:  CEO

     with a copy to the same address, attention: General Counsel.

     16. No term or provision hereof shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent to, waiver of, or excuse for any other different or subsequent breach.

     17. The following provisions shall survive termination of this Agreement:
Section 2; the 3rd, 5th, 6th and 8th sentences of Section 3; the 5th through the last sentence of Section 5, except that as to the 5th sentence, Licensee's obligation to maintain records shall survive only for 6 years and Licensee's obligation to provide Licensor access for review and verification shall survive only for 2 years; Section 6 as to the term of any End-User Agreement that extends beyond the term of this Agreement, notwithstanding Schedule B Item 10(b); the 3rd through the 5th sentence, the 6th sentence through c(i) and the last sentence of Section 8; the 1st sentence of Section 9(a) and Section 9(b);
Section 10; Section 12(a); the 1st sentence of Section 13; Section 14, and to the extent necessary to interpret and enforce the surviving provisions of this Agreement referred to in this Section 17, the Schedules, Riders, Appendices and Exhibits to this Agreement; Section 15; Section 16; Section 17; Section 18;
Section 20; and Section 21.

     18. This Agreement shall be governed by the internal laws of the State of New York, without regard to conflicts of law principles thereof.

     19. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     20. If any provision of this Agreement or any Schedule, Rider, Appendix or
Exhibit is for any reason held invalid, illegal, void or unenforceable, all other provisions of this Agreement any such Schedule, Rider, Appendix or Exhibit will remain in full force and effect and the invalid, illegal, void or unenforceable provision shall be replaced by a mutually acceptable, valid, legal and enforceable provision that is closest to the original intention to the parties.

     21. The parties agree that each party shall undertake performing its obligations pursuant to this Agreement as an independent contractor. Nothing contained herein or done pursuant to this Agreement shall make any party or its agents or employees the legal representative, agent or employee of the other party for any purpose whatsoever.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                Motor Information Services Division
                                Hearst Business Publishing, Inc.

                                By: /s/ Kevin F. Carr
                                    --------------------------------------------
                                                   Kevin F. Carr

                                CCC Information Services Group, Inc.

                                By: /s/ Reid E. Simpson
                                    --------------------------------------------

                                CCC Information Services Inc.

                                By: /s/ Reid E. Simpson
                                    --------------------------------------------